Exhibit 10.9

KNIGHTSCOPE, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between Knightscope, Inc. (the “Company”), and Apoorv S. Dwivedi (“Executive”).

1.Duties and Scope of Employment.

(a)Positions and Duties. As of January1, 2023 (the “Effective Date”), or on a date mutually agreed by the Parties, Executive will serve as the Company’s Executive Vice President and Chief Financial Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Chief Executive Officer (the “CEO”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s CEO. Executive further agrees to comply with all Company policies currently in existence or that may be adopted by the Company during the Employment Term.

2.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance payments or benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.Compensation.

(a)Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $350,000.00 as compensation for Executive’s services (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)Annual Bonus. Executive will be eligible to receive an annual bonus based upon performance objectives or other criteria as determined by the Board or the Compensation Committee in their sole discretion (each, an “Annual Bonus”), however, said bonus shall be commercially reasonable and in line with a NASDAQ-listed company as determined by a 3rd party compensation consultant. The Board or the Compensation Committee may set a target bonus for Executive based on performance objectives or other criteria in their sole discretion, and adjustments will be made based upon the Company’s normal performance review practices and/or company performance (the “Target Bonus”). Any Annual Bonus that is earned will be paid within the first seventy-five (75) days of the fiscal year immediately following the fiscal year to which the Annual Bonus relates. The Annual Bonus is not earned incrementally, and no portion of the Annual Bonus is earned or payable unless the Executive is continuously employed with the Company through the payment date. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that no Annual Bonus shall be required to be paid to Executive if the Board or the Compensation Committee determine in their sole discretion that the Company does not have sufficient cash liquidity to pay cash bonuses (after taking into account the Company’s current and projected future liabilities).

(c)Transition. At the sole discretion of the Chief Executive Officer, for the purposes to ensure an orderly transition of duties, the CEO may approve a temporary consulting arrangement or arrangements in order to assist with the onboarding of Executive.

(d)Equity. Executive will receive an initial equity award to be determined by the Board or the Compensation Committee and said award shall be commercially reasonable and in line with a NASDAQ-listed company as determined by a 3rd party compensation consultant. You will be eligible to receive additional equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, and subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Included in the Company’s benefit program is the ability to work remotely, with prior authorization of the CEO or within the parameters of an announced work from home Company policy.

5.Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy, with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.

6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.Severance Benefits.

(b)Qualifying Non-CIC Termination. In the event of a Qualifying Non-CIC Termination, then subject to Section 8, Executive will receive the following severance benefits:

(i)Salary Severance. Continuing payments of severance pay at a rate equal to Executive’s Base Salary (as in effect immediately prior to the Qualifying Non-CIC Termination) for six months from the date of the Qualifying Non-CIC Termination, which will be paid in accordance with the Company’s normal payroll practices, subject to Section 8.

(ii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then subject to Section 7(d), the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents (such reimbursements, the “COBRA Reimbursements”) until the earlier of (A) a period of six months from the date of the Qualifying Non-CIC Termination, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA.

(c)Qualifying CIC Termination. In the event of a Qualifying CIC Termination, then subject to Section 8, Executive will receive the following severance benefits from the Company:

(i)Salary Severance. A lump sum severance payment equal to twelve months of Executive’s Base Salary (as in effect immediately prior to the Qualifying CIC Termination (or if the Qualifying CIC Termination is Executive’s resignation for Good Reason due to a material reduction in base salary, as in effect immediately prior to such reduction) or, if higher, as in effect immediately prior to the Change in Control), which will be paid in accordance with the Company’s normal payroll practices, subject to Section 8.

(ii)Bonus Severance. A single, lump sum payment equal to 100% of Executive’s Target Bonus (as in effect for the fiscal year in which the Qualifying CIC Termination occurs or, if higher, as in effect immediately prior to the Change in Control), which will be paid on the Initial Payment Date, subject to Section 8.

(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then subject to Section 7(d), the Company will provide COBRA Reimbursements until the earlier of (A) a period of twelve months from the date of Executive’s Qualifying CIC Termination, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA.

(iv)Equity Vesting. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested portion of each of Executive’s then-outstanding Company equity awards, and in the case of equity awards with performance-based vesting, with respect to 100% of the then-unvested portion of each such equity award, all performance goals and other vesting criteria will be deemed achieved at the greater of (x) actual achievement (if determinable) or (y) 100% of target levels, in each case unless otherwise specified in the applicable equity award agreement governing such equity award.

(d)If the Company determines in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by Section 8(c)), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment

(which amount will be based on the premium for the first month of COBRA coverage) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months of COBRA Reimbursements under Section 7(a) or Section 7(b), as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Reimbursements.

(e)Termination Other Than a Qualifying Termination. If the termination of Executive’s employment with the Company is not a Qualifying Termination, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f)Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements. For avoidance of doubt, receipt of accrued compensation is not subject to the Release (as defined below) requirement discussed in Section 8(a).

(g)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7.

8.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance payments or benefits pursuant to Sections 7(a) or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b)Timing of Severance Payments. Provided that the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the first payroll date following the Release Deadline (the “Initial Payment Date”), or, if later, such time as required by Section 8(c)(ii). Except as required by Section 8(c)(ii), any installment payments that would have been made to Executive prior to the Initial Payment Date but for the preceding sentence will be paid to Executive on the Initial Payment Date and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments (as defined below).

(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the 6 month anniversary of the separation from service, then any payments delayed in accordance with this Section 8I(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive (or any other person) for any taxes or costs that may be imposed on or incurred by Executive (or any other person) as a result of Section 409A.

(d)Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7(a) or 7(b) will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined below) and the provisions of this Agreement.

(e)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after - tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted "contingent on a change in ownership or control" within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s legal counsel, a nationally recognized firm of independent public accountants selected by the Company, or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.

10.Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)“Cause” means (i) an act of dishonesty made by Executive in connection with his or her responsibilities as an employee; (ii) Executive’s commission of, or plea of nolo contendere to, any crime involving fraud, embezzlement or any other act of moral turpitude or any felony; (iii) Executive’s gross misconduct; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s breach of any obligations under any written agreement or covenant with the Company; (vi) Executive’s continued failure to perform his or her employment duties after he or she has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his or her duties; or (vii) Executive’s willful violation of a federal or state law or regulation applicable to the business of the Company.

(b)“Change in Control” will have the meaning given to it in the Plan, provided that an acquisition in which the acquirer is a special purpose acquisition company and the primary purpose of the acquisition is to enable a class of the Company’s equity securities to become publicly traded will not constitute a Change in Control under this Agreement.

(c)“Change in Control Period” means the period beginning on the date of a closing of the first Change in Control to occur after the Effective Date and ending on the 1-year anniversary of such Change in Control.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(f)“Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Company employees.

(g)“Good Reason” means the termination of Executive’s employment with the Company by Executive in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction, provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that Executive had immediately prior to the Change in Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a material reduction by the Company of Executive’s Base Salary provided, however, that (A) a reduction of Executive’s Base Salary by less than 10% will not constitute “Good Reason” and (B) a reduction of base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then present location, provided that (A) a relocation to a location that is within 50 miles from Executive’s then- present primary residence will not be considered a material change in geographic location and (B) the Company’s determination (in its discretion and consistent with applicable law or health and safety orders) that the Company’s executives may return to work in the Company’s offices during or following a period of mandated remote work, Executive’s being required to return to Executive’s primary work facility or location (as of immediately before Executive was permitted to work from home or other location of Executive’s choice in response to mandated remote work) will not constitute “Good Reason”; or (iv) failure of a successor corporation to assume the obligations under this Agreement. In order for the termination of Executive’s employment with the Company to be for Good Reason, Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(h)“Qualifying CIC Termination” means, within the Change in Control Period, (i) the Company terminates Executive’s employment with the Company other than (A) for Cause, (B) due to Executive’s death, or (C) due to Executive’s Disability or (ii) Executive resigns from such employment for Good Reason.

(i)“Qualifying Non-CIC Termination” means, outside the Change in Control Period, the Company terminates Executive’s employment with the Company other than (i) for Cause, (ii) due to Executive’s death, or (iii) due to Executive’s Disability.

(j)“Qualifying Termination” means a Qualifying Non-CIC Termination or a Qualifying CIC Termination.

(k)“Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

11.Confidential Information. Executive agrees that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously entered into by the Company and Executive (the “Confidential Information Agreement”) continue to apply.

12.Assignment. This Agreement will be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of Executive upon Executive’s death and (ii) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) 1 day after being sent by a well-established commercial overnight service, or (iii) 4 days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Knightscope, Inc.

Attn: Chief Executive Officer

1070 Terra Bella Ave.

Mountain View, CA 94043

If to Executive:

at the last residential address known by the Company.

14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.Integration. This Agreement and the Confidential Information Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral (including, but not limited to, the Prior Offer Letter). With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent otherwise explicitly provided in the applicable equity award agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of the Agreement or the Confidential Information Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidential Information Agreement.

20.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.

23.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Company, by a duly authorized officer), effective as of the last date set forth below (the “Effective Date”).

COMPANY:

Knightscope, Inc.

By:	/s/ William Santana Li	Date:	14 Nov 2023

Title:	Chairman and CEO

EXECUTIVE:

/s/ Apoorv S. Dwivedi		Date:	November 15, 2023
Apoorv S. Dwivedi

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